Exhibit 3.1
On March 22, 2007, the board of directors of Trubion Pharmaceuticals, Inc. (the “Company”) amended and restated Section 7.9 of the Company’s amended and restated bylaws to read as follows:
     “7.9 TRANSFER OF STOCK.
     Stock of the corporation shall be transferable in the manner prescribed by law and in these bylaws. Transfers of stock shall be made on the books of the corporation only by the record holder of such stock or by his or her attorney lawfully constituted in writing and, if such stock is certificated, upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.”